Exhibit 99.1 IDEX Corporation Appoints Stephanie Disher and Matthijs Glastra to Board of Directors; David Parry and Livingston Satterthwaite to Retire NORTHBROOK, IL (February 20, 2025) – IDEX Corporation (NYSE: IEX) today announced the appointment of Stephanie (“Steph”) Disher and Matthijs Glastra to the company’s Board of Directors. The appointments, effective Friday, February 21, 2025, increase the size of the Board from 10 to 12 directors. Ms. Disher will serve on the Board’s Nominating and Corporate Governance Committee, and Mr. Glastra will serve on the Board’s Audit Committee. Ms. Disher currently serves as Chief Executive Officer of Atmus Filtration Technologies Inc. (NYSE: ATMU), a leader in filtration and media solutions. She has extensive global leadership experience in finance and operations from her time at Atmus, Cummins Inc. and BP, p.l.c. Mr. Glastra currently serves as Chair and Chief Executive Officer of Novanta Inc. (NYSE: NOVT), a global leader in core technology solutions for advanced industrial and medical manufacturers. He brings significant international operations, innovation, M&A, and strategic experience to the Board from his time at Novanta and from various leadership positions earlier in his career at Koninklijke Philips, N.V. “Both Steph and Matthijs bring outstanding global business skills and broad experience to IDEX,” said IDEX Chief Executive Officer and President Eric D. Ashleman. “We look forward to the perspective and insight we are gaining by adding two public-company CEOs to our Board, and particularly these two individuals, given their strong international and collective leadership experience.” Ms. Disher holds a bachelor of commerce degree from the University of Western Sydney, Australia and a master of business administration from the University of Melbourne, Australia. Mr. Glastra holds a master of science degree in applied physics from Delft University of Technology in the Netherlands, an advanced engineering degree from ESPCI in Paris, France, and a master of business administration from INSEAD in Fontainebleau, France. In addition to the appointment of two new directors, David Parry and Livingston (“Tony”) Satterthwaite have announced that they will be retiring from the Board following the 2025 IDEX Annual Meeting of Stockholders and will not be standing for re-election. “I speak on behalf of the Board in thanking David and Tony for their years of dedicated service representing the shareholders of IDEX. Their perspectives and oversight have contributed significantly to IDEX’s success during their time on the Board,” said Katrina L. Helmkamp, Non- Executive Chair of the Board. “At the same time, I am thrilled to welcome Steph and Matthijs. They will each be an excellent addition to an already strong Board of Directors.”

Mr. Ashleman continued, “I also want to thank David and Tony, on behalf of the entire organization, for their remarkable leadership, insight, and unwavering support during their years of service on the IDEX Board.” About IDEX IDEX Corporation (NYSE: IEX) designs and builds engineered products and mission-critical components that make everyday life better. IDEX precision components help craft the microchip powering your electronics, treat water so it is safe to drink, and protect communities and the environment from sewer overflows. Our optics enable global broadband satellite communications, and our pumps move challenging fluids that range from hot, to viscous, to caustic. IDEX components assist healthcare professionals in saving lives as part of many leading diagnostic machines, including DNA sequencers that help doctors personalize treatment. And our fire and rescue tools, including the industry-leading Hurst Jaws of Life®, are trusted by rescue workers around the world. These are just some of the thousands of products that help IDEX live its purpose – Trusted Solutions, Improving Lives™. Founded in 1988 with three small, entrepreneurial manufacturing companies, IDEX now includes more than 50 diverse businesses around the world. With about 9,000 employees and manufacturing operations in more than 20 countries, IDEX is a diversified, high-performing, global company with approximately $3.3 billion in annual sales. For further information on IDEX Corporation and its business units, visit the company’s website at www.idexcorp.com. Investor Contact Wendy Palacios Vice President, FP&A and Investor Relations +1 847-498-7070 investorrelations@idexcorp.com Media Contact Mark Spencer +1 847-457-3793 mdspencer@idexcorp.com ###